EXHIBIT 9

October 1, 2018

Delaware Life Insurance Company

1601 Trapelo Road, Suite 30

Waltham, Massachusetts 02451

Re:	Delaware Life Variable Account F on Form N-4, Delaware Life Masters Prime Variable AnnuitySM Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 File No. 333-225901

Ladies and Gentlemen:

You have requested my Opinion of Counsel in connection with the filing of the above-referenced amendment to the registration statement (the “Amendment”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the Delaware Life Masters Prime Variable AnnuitySM contracts (the “Contracts”) which, when deemed effective, will be issued by Delaware Life Insurance Company (the “Company”) and Delaware Life Variable Account F (the “Variable Account”).

In giving this opinion, I have examined the Amendment and such other documents, and considered such questions of Delaware law as I considered necessary and appropriate. Based on such examination and review it is my opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the state of Delaware.

2.	The Variable Account has been duly established by the Company under the laws of the state of Delaware.

3.	The Contracts will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Amendment.

Very truly yours,

/s/ Kenneth N. Crowley

Kenneth N. Crowley

AVP & Senior Counsel